Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 30, 2014 is entered into by and between Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.), a Delaware corporation (the “Company”) and Will Schultz (“Executive”). This Agreement amends and fully restates that certain Employment Agreement entered into by Executive and Jason Incorporated (“Jason”) effective as of September 21, 2010 (“Prior Agreement”), shall take effect on the “Closing Date” (as defined in the Stock Purchase Agreement, dated March 16, 2014, by and among Jason Partners Holdings Inc., Jason Partners Holdings LLC, Quinpario Acquisition Corp., and JPHI Holdings Inc. (the “Purchase Agreement”)), and shall have no legal force or effect whatsoever prior thereto (or in the event that the Closing Date does not occur for any reason, whether due to termination of the Purchase Agreement or otherwise, in which case the Prior Agreement shall continue in full force and effect without regard for this Agreement).

WHEREAS, pursuant to the Purchase Agreement, Jason shall become a wholly-owned subsidiary of the Company on the Closing Date; and

WHEREAS, the Company and Executive desire to amend and fully restate the Prior Agreement in order to set forth the terms of Executive’s continuing employment with the Company during the Employment Period (as herein defined).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment. The Company agrees to continue to employ Executive, and Executive hereby desires to continue employment with the Company to serve as the Company’s General Counsel, upon the terms and conditions as set forth in this Agreement for the period beginning on the Closing Date (the “Effective Date”) and ending on December 31, 2017 (such period, the “Employment Period”); provided that the Employment Period shall automatically be renewed on the same terms and conditions set forth herein, as may be modified from time to time by the parties hereto, for additional successive one-year periods beginning on January 1, 2018, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least sixty (60) days prior to any such renewal date; provided, further, that the Employment Period is subject to early termination as provided in paragraph 4 hereof.

2. Position and Duties.

(a) Title and Duties. During the Employment Period, Executive shall serve as the General Counsel of the Company. As such, he shall have the normal duties, responsibilities and authority of such position, subject to the power of the Company’s Chief Executive Officer, to expand or limit such duties, responsibilities and authority within the confines of the ordinary duties, responsibilities and authority of a General Counsel. At such time as Executive’s employment with the Company terminates, he will be deemed to have resigned from any positions with the Company Group (defined below) or any other affiliated entity, including any officer or director position.

(b) Reporting; Business Time. Executive shall report to the Company’s Chief Executive Officer, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its respective direct or indirect subsidiaries whether currently existing or hereafter acquired or formed (collectively, the “Company Group”). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall not serve as a director (or in any similar type position) for any company or other entity (other than a member of the Company Group) without the prior written approval of the Board of Directors of the Company (the “Board”).

3. Base Salary, Incentive Compensation, Benefits, Expenses and Indemnification.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be in an amount set by the Board (or a committee thereof), but under no circumstances will be less than $262,000 per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. The Base Salary shall be subject to annual increases by the Board (or a committee thereof), in its sole discretion, which increases shall thereafter be Executive’s “Base Salary” for all purposes under this Agreement.

(b) Bonus. During the Employment Period, Executive will participate in the Company’s annual bonus plan applicable to senior executives and thereunder be eligible to receive an annual cash bonus (the “Bonus”) in the amount of 40% of the Base Salary upon achievement of target-level performance (the “Target Bonus”). The actual amount of any Bonus shall be determined pursuant to the annual bonus plan, which shall be determined by the Board. All Bonuses shall be paid in the calendar year following the calendar year to which they relate at the same time bonuses are paid to other senior executives of the Company, and the Company shall use commercially reasonable efforts to make payment of any such Bonus by March 15 of the calendar year following the calendar year to which such Bonus relates. For the avoidance of doubt, Executive will be eligible for an annual bonus in respect of the full 2014 calendar year (including the period preceding the Effective Date).

(c) Benefits. During the Employment Period, Executive (i) shall be entitled to participate in all of the Company’s standard employee benefit programs for which executive employees of the Company are generally eligible, including life and health insurance benefits, long-term disability, dental, group accident, (collectively, the “Benefits”) as well as 401(k) and Flex 125 and (ii) shall be entitled to three weeks paid vacation annually (“Vacation”) (which vacation benefits shall accrue and shall otherwise be in accordance with the Company’s policy for employee vacation time). In addition, to the extent Executive is receiving such benefits as of the date hereof, Executive shall continue to be entitled to Company-paid supplemental long-term care insurance.

(d) Expenses. The Company shall reimburse Executive for all reasonable expenses (“Expenses”) incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. If any expense reimbursement to Executive under this Agreement, including this paragraph and paragraph 20 hereof, is determined to be “deferred compensation” within the meaning of Section 409A, then the reimbursement shall be made to Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Further, expenses eligible for reimbursement, including those hereunder and pursuant to paragraph 20 hereof, shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4. Early Termination of the Employment Period.

(a) Qualifying Termination. Except as applies under paragraph 4(b), if prior to the expiration of the Employment Period (without regard to any early termination of the Employment Period as set forth in this paragraph 4), Executive’s employment by the Company is terminated without Cause or by Executive pursuant to a Constructive Termination, or the Company gives Executive notice pursuant to paragraph 1 of this Agreement that it is not renewing the Employment Period, then (i) the Employment Period shall be deemed to have ended as of the date of the termination of employment or the end of the Employment Period in the case of non-renewal (the “Termination Date”), and (ii) Executive shall be entitled to receive (A) all earned and accrued Base Salary through the Termination Date, any then accrued and unpaid Bonus for any fiscal year of the Company which ended prior to the Termination Date, all earned but unused Vacation as of the Termination Date, and, subject to the timely submission of required documentation, all unpaid, reimbursable Expenses as of the Termination Date (the “Accrued Obligations”), and subject to Executive’s continued compliance with paragraphs 6, 7 and 8 hereof, (B) an amount equal to one times (1x) Executive’s Base Salary in effect on the Termination Date, payable in equal monthly installments, in accordance with the Company’s normal payroll practices in effect on the Termination Date, for the twelve (12) month period following the Termination Date, (C) an amount (the “Pro-Rata Amount”) equal to the product of (p) the percentage of the days in the applicable calendar year that Executive is employed by the Company and (q) Executive’s annual Bonus for such full year if Executive’s employment had not terminated (without regard to any subjective performance goals), payable in accordance with paragraph 3(b) hereof, (D) continued Benefits during the period beginning on the Termination Date and ending on the first to occur of (xx) the date twelve (12) months after the Termination Date and (yy) the first date after the date hereof on which Executive accepts employment from a company or other entity other than a member of the Company Group, and (E) outplacement services provided by a nationally-recognized outplacement firm, such services to be commensurate with the services commonly provided to a person in a position comparable to Executive’s position with the Company, subject, in each case, to withholding and other appropriate deductions.

(b) Qualifying Termination in Connection with a Change in Control. If prior to the expiration of the Employment Period (without regard to any early termination of the Employment Period as set forth in this paragraph 4), the Termination Date occurs on or in the twelve (12) months following a Change in Control (as herein defined) due to Executive’s termination of employment by the Company without Cause or by Executive pursuant to a Constructive Termination, or the Company gives Executive notice pursuant to paragraph 1 of this Agreement that it is not renewing the Employment Period, then, in lieu of the payments and benefits set out in the preceding provisions of paragraph 4(a), (i) the Employment Period shall be deemed to have ended as of the Termination Date and (ii) Executive shall be entitled to receive (A) the Accrued Obligations, and subject to Executive’s continued compliance with paragraphs 6, 7 and 8 hereof, (B) an amount equal to one and half times (1.5X) Executive’s Base Salary in effect on the Termination Date, payable in equal monthly installments, in accordance with the Company’s normal payroll practices in effect on the Termination Date, for the eighteen (18) month period following the Termination Date, (C) the Pro-Rata Amount, payable in accordance with paragraph 3(b) hereof, (D) continued Benefits from the Company during the period beginning on the Termination Date and ending on the first to occur of (xx) the date eighteen (18) months after the Termination Date and (yy) the first date after the date hereof on which Executive accepts employment from a company or other entity other than a member of the Company Group, and (E) outplacement services provided by a nationally-recognized outplacement firm, such services to be commensurate with the services commonly provided to a person in a position comparable to Executive’s position with the Company, subject, in each case, to withholding and other appropriate deductions. For purposes of this paragraph 4(b) “Change in Control” shall have the meaning set forth in the Company’s 2014 Omnibus Incentive Plan. The Company and Executive acknowledge and agree that the consummation of the transactions at the Closing Date as contemplated by the Purchase Agreement will not be a Change in Control for purposes of this Agreement.

(c) Termination Due to Death or Disability. If prior to the expiration of the Employment Period (without regard to any early termination of the Employment Period as set forth in this paragraph 4), Executive’s employment by the Company is terminated by reason of the death or long-term disability of Executive, then (i) the Employment Period shall be deemed to have ended as of the date Executive ceases to be employed by the Company, and (ii) Executive shall be entitled to receive (A) the Accrued Obligations, (B) his then Base Salary from the Company for three months following the effective date of such termination (which shall be paid in equal monthly installments, in arrears, over the applicable period commencing on the date of such termination), and (C) the Pro-Rata Amount, payable in accordance with paragraph 3(b) hereof, subject, in each case, to withholding and other appropriate deductions. For purposes of this paragraph 4(c), Executive will be deemed to have a “long-term disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for ninety (90) consecutive days, or one hundred twenty (120) days during any twelve (12) month period, as determined in accordance with this paragraph 4(c). The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this paragraph 4(c) will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this paragraph 4(c) and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this paragraph 4(c), for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this paragraph 4(c).

(d) Termination without Cause or Voluntarily By Executive. If prior to the expiration of the Employment Period (without regard to any early termination of the Employment Period as set forth in this paragraph 4), Executive’s employment by the Company is terminated by the Company for Cause (or due to Executive’s voluntary resignation other than by Constructive Termination), then (i) the Employment Period shall be deemed to have ended as of the date Executive ceases to be employed by the Company and (ii) Executive shall be entitled to receive the Accrued Obligations.

(e) No Obligations. Except as expressly provided in paragraphs 4(a), 4(b) and 4(c) above, or as required by law, upon the date Executive ceases to be employed by the Company (i) all of Executive’s rights to Base Salary, Bonus and Benefits hereunder (if any) shall cease and (ii) no other severance compensation or retirement benefits shall be payable by the Company Group to Executive.

(f) Definition of Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction by a court (or plea of guilty or no contest) of a felony, or any crime involving theft, dishonesty or moral turpitude; (ii) act(s) or omission(s) by Executive which are willful and deliberate act(s) or omission(s) which harm or injure the business, operations, financial condition, properties, assets, prospects, value or reputation of the Company Group in any material respect; (iii) Executive’s willful misconduct which results in material harm to the Company Group or which has a material adverse effect on the business, operations, properties, assets, prospects, value or business relationships of the Company Group; (iv) Executive’s willful disregard of the lawful and reasonable directives of the Board; (v) the use of illegal drugs or repetitive abuse of other drugs; (vi) repetitive excessive consumption of alcohol, which results in material harm to the Company Group or its subsidiaries; or (vii) a material breach by Executive of any covenant or agreement between Executive and any member of the Company Group, including paragraphs 6, 7, and 8 hereof, provided that if such breach is capable of remedy, Executive shall have ten (10) days from notification of the breach by the Company in which to remedy such breach; or (viii) Executive’s gross negligence or willful misconduct with respect to any member of the Company Group which results in material harm to the Company Group and/or which has a material adverse effect on the business, operations, properties, assets, prospects, value or business relationships of any member of the Company Group.

(g) Definition of Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall mean a voluntary termination of employment by Executive for any of the following reasons, without the express written consent of Executive, unless such events are corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Board: (i) the material reduction or diminution by the Board of the duties, responsibilities, authority or reporting relationship of Executive;

(ii) a material reduction of Executive’s Base Salary or Target Bonus opportunity; (iii) a relocation of Executive’s principal office by more than fifty (50) miles from his principal office on the Effective Date; or (iv) any failure of the Company to assign or any successor to assume the Company’s obligations under this Agreement at or following the occurrence of a Change in Control. Executive shall provide the Board with a written notice that an event has occurred and will serve as cause for Constructive Termination within thirty (30) days after the date Executive had knowledge, or should have had knowledge, of the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above (in which cure does not occur). Otherwise, any claim of such circumstances as “Constructive Termination” shall be deemed irrevocably waived by Executive.

(h) General Release. Notwithstanding anything herein contained to the contrary, (i) Executive shall not be entitled to receive any payments, Benefits or other compensation under this paragraph 4 (beyond the Accrued Obligations) unless and until Executive has executed and delivered to the Company a general release substantially in the form attached hereto as Exhibit A (a “General Release”) within sixty (60) days of the Termination Date, and the time for revocation of such release has elapsed and (ii) to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i) Separation From Service. For purposes of this Agreement, termination of employment means a “separation from service” under Code Section 409A and Treasury Regulation Section 1.409A-1(h). For this purpose, whether a termination of employment has occurred is determined based on whether the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(j) Payroll Practices. All payments, benefits or other compensation under this paragraph 4 shall be paid in accordance with normal payroll practices as in effect on the Termination Date, except as provided in subparagraph (h) hereof, and subject to required payroll withholdings over the course of the period provided for within the applicable subsection above.

(k) No Mitigation. Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to Executive which arise upon the termination of his employment pursuant to this paragraph 4 shall not be subject to mitigation or offset by any compensation, income or benefits earned by, or provided to, Executive during the applicable severance payment period other than as provided in the case of Benefits if Executive accepts other employment during such period.

5. Golden Parachute Tax. In the event that any payments, entitlements or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”), may be subject to an excise tax imposed pursuant to Section 4999 of the Code, then, Executive shall be entitled to the greater of, as determined on an after-tax basis (taking into account any such excise tax), (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in no amount of such parachute payments being subject to such excise tax. Any such payment reduction contemplated by the preceding sentence shall be implemented as follows: first, by reducing any payments to be made to Executive under paragraph 4(a)(ii)(B) or 4(b)(ii)(B) hereof, as applicable; second, by reducing any other cash payments to be made to Executive but only if the value of such cash payments is not greater than the parachute value of such payments; third, by cancelling the acceleration of vesting of any outstanding equity-based compensation awards that are subject to performance vesting, the performance goals for which were met as of Executive’s date of termination or if later the date of the occurrence of the change in control; fourth, by cancelling the acceleration of vesting of any restricted stock or restricted stock unit awards; fifth, by eliminating the Company’s payment of the cost of any post-termination continuation of medical and dental benefits for Executive and his eligible dependents and sixth, by cancelling the acceleration of vesting of any stock options or stock appreciation rights. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced and the acceleration of vesting to be cancelled shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieved the required reduction hereunder. The determination of such after-tax amount under clauses (i) and (ii), above, shall be made by a nationally recognized certified public accounting firm that is selected by the Company.

6. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by any member of the Company Group concerning the business or affairs of the Company Group or provided to the Company Group by its customers and suppliers, that is not known generally to the public (“Confidential Information”), are the property of the Company Group. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of the Company Group, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of any member of the Company Group which he may then possess or have under his control. Notwithstanding the foregoing, nothing in this paragraph 6 shall be construed to in any way limit the rights of the Company to protect confidential or proprietary information which constitute trade secrets under applicable trade secret laws. The terms and conditions of this Agreement shall remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this paragraph 6 who, in each case, shall be instructed by Executive to keep such information confidential.

7. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company Group (“Work Product”) belong to the applicable member of the Company Group. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Non-Solicitation; Non-Competition.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company Group, he has and will continue to become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that his services shall be of special, unique and extraordinary value to the Company Group. Therefore, Executive agrees that while an employee of the Company Group, Executive will not directly or indirectly compete against any member of the Company Group or directly or indirectly divert or attempt to divert any business from any member of the Company Group anywhere such company is doing business. Executive further agrees that for the twelve (12) months following the termination of his employment for any reason (or the eighteen (18) months following the termination of his employment if the Change in Control severance benefits under paragraph 4(b) hereof are being paid):

(i) Executive will not directly or indirectly solicit any business involving or similar to any existing or planned products or services marketed by the Company Group from any customer of the Company Group with whom/which Executive had direct or indirect contact on behalf of the Company Group or about whom/which Executive acquired non-public information during the twenty-four (24) months preceding the end of Executive’s employment with the Company, for whatever reason;

(ii) Executive will not request or advise any customer, supplier, licensee, licensor, landlord or other business relation of the Company Group with whom/which Executive had contact on behalf of the Company Group during the twenty-four (24) months preceding the termination of Executive’s employment with the Company, for whatever reason, to withdraw, curtail or cancel its business dealings with such member of the Company Group; and

(iii) Executive will not directly or indirectly recruit, solicit or hire any employee of the Company Group for employment or encourage any employee of the Company Group to leave such member of the Company Group’s employ. An employee shall be deemed covered by this clause (iii) while employed by the Company Group and for a period of twelve (12) months thereafter.

In addition, Executive agrees that for twelve (12) months following the termination of Executive’s employment with the Company Group for any reason (or the eighteen (18) months following the termination of his employment if the Change in Control severance benefits under paragraph 4(b) hereof are being paid), Executive will not provide, in any capacity, Restricted Services to any business located in the United States or Germany which provides services or products competitive with those sold or provided by any member of the Company Group during the twenty-four (24) months preceding the end of Executive’s employment with the Company, for whatever reason. The term “Restricted Services” shall mean services similar to those which Executive provided any member of the Company Group during the twenty-four (24) months preceding Executive’s termination of employment, for whatever reason.

(b) In the event of the breach by Executive of any of the provisions of this paragraph 8, the Company shall be entitled, in addition to all other available rights and remedies, to withhold any or all of the amounts agreed to be paid to Executive hereunder and the Company shall also be entitled to terminate his employment status hereunder and the provision of any benefits and compensation conditioned upon such status.

9. Non-Disparagement. During the Employment Period and for the two year period following the Termination Date, Executive agrees not to make public statements or communications that disparage the Company Group or their businesses, services, products or their affiliates or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer or shareholder of the Company Group or its affiliates (in their capacity as such). The foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

10. Remedies. In addition and supplementary to other rights and remedies existing in its favor, the Company may apply to the court of law or equity of competent jurisdiction, without posting any bond, for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including paragraphs 6, 7 and 8 hereof. In the event of a violation by Executive of paragraphs 6, 7 and 8 hereof, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease. In the event of any violation of the provisions of paragraph 8, Executive acknowledges and agrees that the post-termination restrictions contained in paragraph 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

11. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Wisconsin. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Wisconsin or the United

States District Court for the Eastern District of Wisconsin and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by any member of the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Wisconsin, the court of the United States of America for the Eastern District of Wisconsin, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Wisconsin State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP, OR EXECUTIVE’S OR THE COMPANY GROUP’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in paragraph 19 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Wisconsin. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder; provided that the Company shall reimburse Executive for the costs (including reasonable attorneys’ fees) incurred in connection with any such dispute if Executive prevails as a result of a final, non-appealable determination on the substantive claims that are involved in such dispute; provided, however, that the Company shall have no obligations under this paragraph 11 if the Executive has breached, or is in breach of, paragraphs 6, 7, or 8 hereof.

12. Representation by Executive. Executive represents and warrants to the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is obligated or likely obligated to perform or conduct for the Company (or any other member of the Company Group) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any member of the Company Group or the services to be rendered or likely to be rendered by Executive under this Agreement.

13. Complete Agreement. This Agreement shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way (including, without limitation, the Prior Agreement under which, upon the effectiveness of this Agreement, Executive agrees that Executive has no further rights whatsoever).

14. Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and assigns.

15. Amendment. This Agreement may be amended, and any provision hereof may be waived, at any time by written agreement between the Company (with the approval of the Board) and Executive.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement.

17. No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

18. Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, void, or unenforceable in such jurisdiction, all other provisions of this Agreement, other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is illegal, invalid, void, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

19. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If such notice is to the Company, to:

Jason Industries, Inc.

411 East Wisconsin Avenue, Suite 2100

Milwaukee, WI 53202

Attn: General Counsel

With a copy to (which shall not constitute notice to the Company):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Christopher Torrente

Fax: (212) 446-6460

Email: christopher.torrente@kirkland.com

or at such other address as the Company, by notice to Executive, shall designate in writing from time to time.

(b) If such notice is to Executive, at Executive’s address as shown on the Company’s records, or at such other address as Executive, by notice to the Company, shall designate in writing from time to time.

20. Section 409A. This Agreement shall be interpreted and administered in compliance with Section 409A of the Code. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that arise in connection with Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-1(h) of the Regulations. Notwithstanding any other provision of this Agreement, if at the time of the termination of Executive’s employment, Executive is a “specified employee,” as defined in Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to Executive under Code Section 409A, he will not be entitled to receive such payments until the date which is six (6) months after the termination of Executive’s employment for any reason, other than as a result of Executive’s death or disability (as such term is defined in Code Section 409A or the Regulations). To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

JASON INDUSTRIES, INC.

/s/ David C. Westgate
Name:	David C. Westgate
Title:	Chief Executive Officer

EXECUTIVE

/s/ Will Schultz
Will Schultz

Employment Agreement Signature Page

Exhibit A

GENERAL RELEASE

Release of Claims by Executive. I, Will Schultz (“Executive”), in consideration of and subject to the performance by Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) (the “Company”) of its material obligations under the Employment Agreement, dated as of                  , 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and any present and former directors, officers, agents, representatives, employees, subsidiaries, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under paragraph 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.

Except as provided in paragraph 3 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended, the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release. Notwithstanding anything contained in this General Release to the contrary, Claims shall not include (a) any claims I may have against the Released Parties for a failure to comply with, or a breach of, any provision of the Agreement, (b) any rights I may have to indemnification (i) as an officer, director or employee under the Articles of Incorporation or By-Laws of any of the Released Parties or (ii) pursuant to any insurance policies or contracts of any of the Released Parties or (c) any claims I may have against the Released Parties for vested benefits as of the date of the termination of my employment under any agreement, plan or program of any of the Released Parties.

3.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

5.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.

6.

I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the

Company pertinent information; and turning over to the Company all relevant documents which are in or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including transportation, lodging and meals, upon my submission of receipts.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

10.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY FIRST RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE: